Exhibit 12.1

Brunswick Corporation
Computation of Ratio of Earnings to Fixed Charges (A)
(In millions)

		Year Ended December 31
		2004		2003		2002		2001		2000		1999
Earnings as Adjusted
	Earnings from continuing operations	269.8		135.2		103.5		84.7		202.2		143.1
Plus:	Income tax provision	108.7		65.9		58.1		47.5		121.1		76.2
	Interest and other financial charges included in expense	45.2		41.0		43.3		52.9		67.6		61.0
	Interest portion of rent expense	16.2		14.4		14.2		13.4		12.5		11.3
	Dividends received from less-than 50% owned affiliates	1.5		0.2		0.1		0.1		0.1		0.1
Less:	Equity in earnings of less-than 50% owned affiliates	6.6		5.2		0.8		0.3		0.2		0.2
		448.0		261.9		220.0		198.9		403.7		291.9

Fixed Charges
	Interest and other financial charges	45.2		41.0		43.3		52.9		67.6		61.0
	Interest portion of rent expense	16.2		14.4		14.2		13.4		12.5		11.3
	Capitalized interest	1.2		1.5		0.8		-		-		0.6
		62.6		56.9		58.3		66.3		80.1		72.9

Ratio of earnings to fixed charges		7.2	x	4.6	x	3.8	x	3.0	x	5.0	x	4.0	x

(A)
For computation of the ratio earnings to fixed charges, “earnings” have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates.  Fixed charged consist of interest expense, estimated interest portion of rental expense and capitalized interest.